Exhibit 10.7

Polomar Health Services, Inc

Board of Directors Services Agreement

This Board of Directors Services Agreement (the “Agreement”), dated May 7, 2025, with an effective of July 18, 2024, is entered into between Polomar Health Services, Inc. (formerly Trustfeed Corp), a Nevada corporation (“Company”), with a principal place of business located at 10940 Wilshire Blvd., Suite 1500, Los Angeles, CA and Gabriel Del Virginia an individual with a principal place of residence located at                                                              (“Director”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein;

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties. Director agrees to provide services to the Company as a member of the Board of Directors. Director shall, for so long as he remains a member of the Board of Directors, but in any case, not less than one year from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to Director and the Company, to discuss any matter involving the Company or its Subsidiaries, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that the Company may rely upon Director’s expertise in product development, marketing or other business disciplines where Director has a deep understanding with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board of Directors. Director will notify the Company promptly if he is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its Subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

2. Compensation. As compensation for the services provided herein, the Company shall pay to Director, in the form of Restricted Stock Units (“RSU”) of the Company’s common stock in an amount equal to Thirty-Five Thousand and no/100 dollars ($35,000.00) per annum, issued to the Director upon execution hereof with 1/12 of the RSU’s vesting monthly, beginning on the effective date of this agreement, as long as Director continues to fulfill his duties and provide the services set forth above. Notwithstanding the foregoing, any change in control of the Company shall accelerate the vesting schedule herein. For the purposes of this Agreement, Change in Control shall have the same meaning as defined in paragraph 1, Definitions, “Change in Control” of the Indemnification Agreement dated, May 7, 2025, between the Company and Director. The number of RSU’s to be issued hereunder are further described in Exhibit A attached hereto.

3. Benefits and Expenses. The Company shall reimburse Director for reasonable out-of-pocket expenses incurred in connection with discharging his duties as a Board member. Any additional expenses shall be pre-approved by the President or CFO of the Company and will be reimbursed subject to receiving reasonable substantiating documentation relating to such expenses.

4. Indemnification. The Company shall defend, indemnify and hold harmless the Director to the fullest extent permitted by Nevada law pursuant to the terms of the agreement (“Indemnification Agreement”) attached hereto as Exhibit B and made a part hereof

4. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

5. Anti-Dilution. The Company agrees to not issue equity capital for consideration less than fair market value or otherwise issue equity capital that would have the effect of diluting Director’s ownership position in the Company in a manner that is not implemented pro-rata with respect to all stockholders. Issuance of stock options or other equity grants to employees or consultants, shares issued in connection with acquisitions approved by the Board of Directors, and shares issued for consideration at fair market value shall not be considered dilutive.

6. Cooperation. In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or his counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director has access all available insurance coverage and shall do nothing to damage Director’s status as an insured and shall provide all necessary information for Director to make or tender any claim under applicable coverage.

7. Board of Directors; Status of Director. Director’s membership on the Company’s Board of Directors shall not be disturbed for at least the greater of any period of time: (a) specified in any other agreement or contract defining Director’s role as a member of the Board of Directors, or (b) until the next regularly scheduled meeting of shareholders. Members of the Board shall be required to adhere to the Company’s Code of Ethics and board members shall conduct themselves pursuant to any policies adopted by the board and enforced equally upon all directors.

Director may voluntarily resign his position on the Board of Directors at any time and without penalty or liability of any kind.

8. Confidentiality. Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

9. Governing Law. This Agreement shall be governed by the law of the State of Nevada. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

POLOMAR HEALTH SERVICES, INC.:		DIRECTOR:

By:	/s/ Terrence M. Tierney	By:	/s/ Gabriel Del Virginia
Name:	Terrence M. Tierney	Name:	Gabriel Del Virginia
Title:	President

EXHIBIT A

Gabriel Del Virginia (“GDV”) was appointed a Director of the Company on July 18, 2024. The Company is issuing restricted stock units (“RSU”) to the Director at a per share price of $0.35. Pursuant to paragraph 2 of the Director Services Agreement effective May 7, 2025, between the Company and GDV, Director shall be compensated in the form of RSU’s totaling $35,000 per annum. GDV has been elected to serve as a Director for the period July 18, 2024, through October 16, 2025 (the “Initial Period”). GDV is entitled to receive RSU’s valued at $43,750 for his services as a Director during the Initial Period.

During the Initial Period, Director shall receive 125,000 shares of the Company’s common stock (the “Shares”). On or about May 15, 2025, the Company shall cause to be issued to the Director 83,335 fully vested shares of the Company’s common stock; thereafter, the Company shall issue, on the 15th day of each month, 8,333 shares of the Company’s common stock until such time as GDV has received 125,000 total shares of the Company’s common stock.

The RSU’s and Shares are being issued pursuant to an exemption provided by Rule 144 of the Securities Act of 1933 (the “Securities Act”) The Director is an “affiliate” of the Company as that term is defined in Rule 405 of the Securities Act and as such the shares are restricted control shares subject to the limitations on sale provided by Rule 144 of the Securities Act.